SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PS BUSINESS PARKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

TO THE SHAREHOLDERS OF

PS BUSINESS PARKS, INC.

Dear Shareholder:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to attend our 2013 Annual Meeting of Shareholders. The meeting will be on Monday, May 6, 2013, at 10:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. You may attend the meeting in person or by proxy.

Your vote is important, and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares over the Internet, by telephone or, if you elected to receive paper copies by mail, you may vote by mail by following the instructions on the proxy/voting instruction card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in PS Business Parks and look forward to seeing you at our 2013 Annual Meeting.

Sincerely,

Joseph D. Russell, Jr.

President and Chief Executive Officer

PS BUSINESS PARKS, INC.

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of PS Business Parks, Inc., a California corporation, will be held at the time and place and for the purposes indicated below.

Time and Date:	10:00 a.m., local time, on Monday, May 6, 2013.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:	1. To elect eight directors from the nominees named in the attached proxy statement to serve until the 2014 Annual Meeting of Shareholders;

2.      To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for PS Business Parks, Inc. for the fiscal year ending December 31, 2013;

3.      To hold an advisory vote to approve executive compensation; and

4.      To consider and act upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Directors recommends that you vote “For” each of the director nominees, “For” ratification of the appointment of Ernst & Young LLP and “For” the company’s executive compensation. The full text of these proposals is set forth in the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record of PS Business Parks common stock at the close of business on March 11, 2013.

Voting:	Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/voting instruction card, then date, sign and mail the proxy/voting instruction card in the pre-addressed postage-paid return envelope included with these materials as soon as possible. If provided on your proxy/instruction card, you may also vote over the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 2.

By Order of the Board of Directors,

Edward A. Stokx

Executive Vice President, Chief Financial Officer & Secretary

April 5, 2013

This notice of annual meeting and proxy statement are first being distributed and made available to shareholders on or about April 5, 2013.

(i)

(ii)

PS BUSINESS PARKS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2013

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PS Business Parks, Inc. of proxies to be voted at our 2013 Annual Meeting and at any adjournment or postponement of the meeting. The 2013 Annual Meeting will be held on May 6, 2013 at 10:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This notice of annual meeting and proxy statement is first being distributed and made available to shareholders on or about April 5, 2013 to holders of our common stock on March 11, 2013, the record date for our annual meeting. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2012, which includes a copy of our 2012 Annual Report on Form 10-K, accompanies this proxy statement.

We use several abbreviations in this proxy statement. We refer to PS Business Parks, Inc. as “PS Business Parks,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise. We refer to our Board of Directors as the “Board.”

Purposes of the Meeting:

•	To elect eight directors from the nominees named in Proposal 1 to the Board of PS Business Parks;

•	To ratify the appointment of Ernst & Young LLP as PS Business Park’s independent registered public accounting firm for the fiscal year ending December 31, 2013, as set forth in Proposal 2;

•	To approve, in an advisory vote, executive compensation as set forth in Proposal 3; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board:

The Board recommends that you vote:

•	“FOR” the election of the eight nominees for director named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2013 as set forth in Proposal 2; and

•	“FOR” the advisory vote to approve executive compensation as set forth in Proposal 3.

VOTING

Who May Attend the Meeting

Only shareholders of record of PS Business Parks common stock at the close of business on the record date of March 11, 2013 will be entitled to vote at the meeting, or at any adjournment or postponement of the meeting. On the record date, approximately 24,309,475 shares of the company’s common stock were issued and outstanding. Each common share is entitled to one vote.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement. A complete list of shareholders entitled to vote at the annual meeting will be available for inspection at our executive offices during regular business hours for not less than the ten days immediately preceding the date of the annual meeting.

Voting Your Shares at the Annual Meeting

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•	By Internet — Shareholders may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone — Shareholders may submit proxies over the telephone by following the instructions on the proxy card or voting instruction card.

•	By Mail — Shareholders may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-paid envelope.

If additional matters are presented at the annual meeting. Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Joseph D. Russell, Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Inspector of elections. The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.

Special voting procedures for PS Business Parks 401(k)/Profit Sharing Plan participants. If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those common shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time, on May 2, 2013.

Voting mechanics. If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted (1) “For” the election of the Board’s nominees for director, (2) “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, (3) “For” approval of executive compensation, and (4) and in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for director become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld. Changing your vote. You may change your vote before the vote at the annual meeting in accordance with the following procedures. Any change to your voting instructions for the PS 401(k)/Profit Sharing Plan must be provided by 9:00 a.m., Central time, on May 2, 2013. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:00 p.m., Pacific time, on May 3, 2013, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a later date for the purpose of obtaining a quorum.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights

With respect to the election of directors, each holder of common stock on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date. A shareholder must, however, have given notice of the intent to cumulate votes before voting starts; no shareholder has given this notice. With respect to all other matters, shareholders can cast one vote for each share of common stock registered in their name on March 11, 2013, the record date of the annual meeting.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2013: This Proxy Statement, the 2012 Annual Report including the Annual Report on Form 10-K for the year ended December 31, 2012 and a sample proxy card are available at www.psbusinessparks.com/2013proxy.html.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Policies, Code of Ethics and Business Conduct Standards

The Board has adopted Corporate Governance Guidelines to outline its overall governance practices. The Board of Directors has also approved a code of Business Conduct Standards, applicable to directors, officers and employees, and a Directors’ Code of Ethics. The Board regularly reviews its corporate governance policies in light of governmental rules and regulations, practices at other companies and investor input.

In August 2012, the Board approved an amendment to the Corporate Governance Guidelines to provide that in an uncontested election of directors, each director nominee who does not receive at least a majority of the votes cast with respect to that director, must submit his or her resignation to the Board. For purpose of the Corporate Governance Guidelines, a majority means the number of votes cast “for” a director must exceed 50% of the votes cast with respect to the director. The Nominating/Corporate Governance Committee will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on any such recommendation and publicly disclose its decision within 90 days from the date the election results were certified by the Inspector of Elections. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with the bylaws.

The Corporate Governance Guidelines, the Business Conduct Standards and the Directors’ Code of Ethics are each available on the company’s website, www.psbusinessparks.com, and a copy of each may be obtained by sending a written request to the company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349. Any amendments or waivers to the code of ethics for directors or executive officers will be disclosed on the company’s website or other appropriate means in accordance with applicable Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) requirements.

Board Leadership

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. Ronald L. Havner, Jr., has served as Chairman of the Board since March 1998. He was Chief Executive Officer of PS Business Parks from March 1998 until August of 2003 when he resigned to become Chief Executive Officer of Public Storage, a self-storage real estate investment trust (“REIT”). Public Storage is our largest shareholder. It has an approximately 41.5% common equity interest in the company as of March 11, 2013, comprised of approximately 23.9% of our outstanding common stock and 23.1% of our Operating Partnership’s common partnership units. Mr. Havner’s role as Chairman furthers his ongoing involvement with the business, and his in-depth knowledge of the company’s operations and the real estate industry benefits the Board. Mr. Russell serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of PS Business Parks.

PS Business Parks does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of PS Business Parks and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer is serving the interests of the company and its shareholders well.

In addition, the Board has established a position of independent presiding director, to provide for an independent leadership role on the Board. The independent presiding director presides at meetings of all non-management directors in executive session without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without the Chief Executive Officer or any other members of management present. The position of independent presiding director of these sessions generally rotates annually among the chairs of the standing committees of the Board. James H. Kropp, Chair of the Compensation Committee, is the independent director for meetings of the non-management directors during 2013.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in NYSE rules. For example, the Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Audit Committee also reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

The Board committees also hear reports from the members of management to enable each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, in March 2013, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices applicable to all of the company’s employees. The Committee also considered management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, reviewed the target metrics for all our employee incentive compensation plans. At the completion of the review, management and the Committee concluded that the incentive compensation plans did not create undue risks for the company based on factors, including the following:

•

The company has fewer than 100 employees who receive incentive compensation, and development and approval of the compensation plans and payouts is centralized with the Chief Executive Officer and approved by the Compensation Committee.

•

Financial targets for bonus arrangements typically involve several different metrics, which discourages employees from focusing on a particular financial metric to the detriment of others or of the business as a whole.

•	The company’s incentive plans have various controls built into the plans to help ensure that employees are motivated to achieve the desired short- and long-term company goals.

•

Final approval of incentive compensation for employees other than executive officers is made by our Chief Executive Officer who has a comprehensive understanding of the inter-relationship of all incentive programs for nonexecutives.

•

Our Chief Executive Officer has the discretion to recommend that the Compensation Committee reduce awards for any reason, including if he determines that the performance was not in the company’s long-term interests.

•	We do not provide earnings guidance, which we believe discourages management from taking risks to achieve quarterly or annual earnings targets at the expense of our long-term objectives.

•	Property acquisitions and developments are approved by the Board after discussion with management.

•	Equity awards to employees vest over several years or at the completion of a performance period, which helps to align our employees’ focus on long-term results.

As a result, we believe there is little motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Our review concluded that employees who are eligible for incentive compensation are properly incentivized to achieve short- and long-term company goals without creating undue risks for the company. Following completion of its review, members of our senior management discussed the results of management’s compensation risk assessment with the Chairman of the Compensation Committee, and the Committee expects to further review compensation risks at a meeting later in 2013 and from time to time.

Board Meetings

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled board meeting. During 2012, the Board held six meetings and the Board committees held 16 meetings. During 2012, each director attended at least 75% of the meetings held by the Board and all committees of the Board on which he or she served. Directors are encouraged, but not required, to attend the annual meeting of shareholders. All directors nominated for election to the Board at the 2013 Annual Meeting attended the 2012 annual meeting.

Board Orientation and Education

Each new director participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and the opportunity to attend external board education programs.

Director Stock Ownership Policy

All directors are expected, within three years of election, to own at least $100,000 of common stock of the company, determined using the acquisition price.

Board Retirement Policy

The Board’s Corporate Governance Guidelines provide that no person will be nominated for election to the Board if he or she would attain the age of 73 during such term. The Board has discretion to make exceptions to the policy to provide for a transition period of service.

Committees of the Board of Directors

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Each of the standing committees operates pursuant to a written charter which can be viewed at our website at www.psbusinessparks.com/corpGov.html. A print copy will be provided to any shareholder who requests a copy by writing to the company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349.

Our three standing committees are described below, and the current committee members and number of meetings held in 2012 are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Jennifer Holden Dunbar	X	X
James H. Kropp		X (Chairman)	X
Sara Grootwassink Lewis	X (Chairman)		X
Michael V. McGee		X	X (Chairman)
Gary E. Pruitt		X
Peter Schultz	X
Number of meetings in 2012:	6	6	4

Audit Committee

The primary functions of the Audit Committee are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the our financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance. The Board has determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE. The Board has also determined that Sara Grootwassink Lewis, Chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of the rules of the SEC and NYSE.

Compensation Committee

The primary functions of the Compensation Committee as set forth in its charter are to (1) determine, either as a committee or together with other independent directors, the compensation of the company’s Chief Executive Officer, (2) determine the compensation of other executive officers, (3) administer the company’s equity and executive officer incentive compensation plans, (4) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K and to recommend to the Board inclusion of the CD&A in the Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) review with management its annual assessment of potential risks related to company’s compensation policies and practices applicable to all employees, (7) review the advisory shareholder vote on the company’s executive compensation programs, (8) produce the Compensation Committee Report for inclusion in the annual proxy statement and (9) evaluate its performance annually. The Compensation Committee has not delegated any of its responsibilities to individual members of the committee or to a subcommittee of the committee, although it has the discretion to do so.

As required by the charter, during 2012, the Compensation Committee and in some instances, the Compensation Committee and the independent members of the Board, made all final compensation decisions for our named executive officers, including the named executive officers set forth in the Summary Compensation Table below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2012, has not done so, relying instead on surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information in 2012, as well as the role of Mr. Russell, our Chief Executive Officer, in determining or recommending the amount of compensation paid to our named executive officers in 2012, see the CD&A below.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee are to (1) identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board, (2) develop a set of corporate governance principles applicable to the company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board and (3) oversee the annual Board assessment of Board performance. The Nominating/Corporate Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. See “Consideration of Candidates for Director” below. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing and evaluating its charter and performance.

Director Independence

The Board evaluates the independence of each director annually based on information supplied by directors and the company, and on the recommendations of the Nominating/Corporate Governance Committee. The company’s Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the rules of the NYSE. A director qualifies as independent unless the Board determines that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances, in accordance with NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the director’s relationships with Public Storage, the largest shareholder of PS Business Parks.

Following its annual review of each director’s independence, in February 2013, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than Ronald L. Havner, Jr. and Joseph D. Russell, Jr., and, as mentioned above, (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee is independent pursuant to the rules of the NYSE and each Audit Committee member meets the additional independence requirements of the rules of the SEC. Mr. Russell was deemed not independent because he serves as Chief Executive Officer and President of PS Business Parks. Mr. Havner was deemed not independent because he is Chairman, Chief Executive Officer and President of Public Storage. Relationships between Public Storage and PS Business Parks are described on pages 31-32.

Compensation of Directors

The Compensation Committee of the Board periodically reviews the company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

Retainers and Meeting Fees. Retainers are paid in cash quarterly and are pro-rated when a director joins the Board other than at the beginning of a calendar year. During 2012, each non-employee director was entitled to receive the following retainers and meeting fees for Board and Board committee service:

•	An annual retainer of $25,000 paid quarterly.

•	A Board meeting fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting.

•	A Board Committee fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting.

•

The Chairman of the Audit Committee also receives an additional annual fee of $10,000, and the Chairman of each of the Compensation and Nominating/Corporate Governance Committees receives an additional annual fee of $5,000.

Equity Awards. Each new non-employee director is, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, automatically granted an option to purchase 10,000 shares of common stock, which vests in five equal annual installments beginning one year from the date of grant, subject to continued service.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of common stock of the company, which vests in five equal annual installments beginning one year from the date of grant based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the company’s common stock on the NYSE on such date.

Upon the retirement of a director from the Board because the director is not nominated for re-election due to the Board’s Mandatory Retirement Policy, all outstanding options held by the director vest effective with the date of his or her retirement and the director has one year to exercise all vested options.

Retirement Stock Grants. Each non-employee director of the company receives, upon retirement as a director of the company, 1,000 shares of fully-vested common stock for each full year of service as a non-employee director of the company, up to a maximum of 7,000 shares. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive any dividends paid on vested shares. At December 31, 2012, Messrs. Havner and Kropp were each entitled to receive 7,000 fully-vested shares of common stock upon retirement; Mr. McGee was entitled to receive 6,000 shares; Ms. Dunbar was entitled to receive 3,000 shares and Ms. Lewis was entitled to receive 2,000 shares. As of December 31, 2012, the value of each award of 7,000 shares was $454,860; the value of 6,000 shares was $389,880; the value of 3,000 shares was $194,940; and the value of 2,000 shares was $129,960, each based on the closing price of $64.98 of our common stock on December 31, 2012.

The following table presents the compensation provided by the company to its non-employee directors for the fiscal year ended December 31, 2012.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Ronald L. Havner, Jr. (a)	—	—	$9,620	$12,320	$21,940
R. Wesley Burns (e)	$16,000	—	—	$2,640	$18,640
Jennifer Holden Dunbar	$39,000	—	$9,620	$5,280	$53,900
Arthur M. Friedman (e)	$24,500	—	—	$3,080	$27,580
James H. Kropp	$41,500	—	$9,620	$12,320	$63,440
Sara Grootwassink Lewis	$43,500	—	$9,620	$3,520	$56,640
Michael V. McGee	$44,000	—	$9,620	$9,680	$63,300
Gary E. Pruitt	$24,250	$454,440	$58,520	—	$537,210
Peter Schultz	$27,250	$454,440	$58,520	—	$540,210
Joseph D. Russell, Jr. (a)	—	—	—	—	—

(a)	Ronald L. Havner, Jr., Chairman, and Joseph D. Russell, Jr. are also directors but did not receive any cash compensation for service as a director during 2012. Mr. Russell is also not eligible to participate in the retirement stock award program described above. Mr. Russell’s compensation as Chief Executive Officer and President is set forth below beginning on page 25.

(b)	Each of Messrs. Pruitt and Schultz, who became directors of the company on February 20, 2012, will receive, upon retirement, 1,000 shares of fully vested common stock for each full year of service as a non-employee director of the company, up to a maximum of 7,000 shares. The amount shown is calculated by multiplying the fair value of our stock on the date of the grant by 7,000 shares.

(c)	Reflects the fair value on the date of grant of option awards during 2012. As of December 31, 2012, each director as of such date had the following number of options outstanding: Jennifer Holden Dunbar: 14,500 of which 4,900 are vested; Ronald L. Havner, Jr.: 20,000 of which 14,000 are vested; James H. Kropp: 18,000 of which 12,000 are vested; Sara Grootwassink Lewis: 14,000 of which 3,200 are vested; Michael V. McGee: 22,000 of which 16,000 are vested; Gary E. Pruitt: 12,000 of which zero are vested; Peter Schultz: 12,000 of which zero are vested; and Joseph D. Russell, Jr.: 105,073 of which 66,073 are vested. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 11 to the company’s audited financial statements for the fiscal year ended December 31, 2012, included in the company’s Annual Report on Form 10-K filed with the SEC on February 22, 2013.

(d)	All other compensation consists of dividend equivalents paid on vested retirement shares.

(e)	Reflects compensation paid in 2012 before retirement on April 30, 2012 from the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of James H. Kropp (Chairman), Jennifer Holden Dunbar, Michael V. McGee and Gary E. Pruitt, none of whom has ever been an employee of the company. No member of the Compensation Committee had any relationship with the company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity which has an executive officer who also served on the Compensation Committee or Board of PS Business Parks at any time during 2012.

Messrs. Havner and Russell are present or former officers of the company and are members of the Board.

Consideration of Candidates for Director

Shareholder recommendations. The policy of the Nominating/Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Recommendations should be submitted in the time frame described in this proxy statement under “Deadlines for Receipt of Shareholder Proposals for Consideration at the 2014 Annual Meeting” on page 32.

Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must submit a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new directors for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes directors’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Committee charter, which include, that each director should:

•	Be an individual of the highest character and integrity;

•	Have an understanding of the business environment and industry in which PS Business Parks operates;

•	Have sufficient time available to devote to board affairs;

•	Represent the best interests of all stakeholders, including the company’s shareholders;

•	Have his or her skill set complement the skill set of the other PS Business Parks directors; and

•	Be able to read and understand financial statements.

There are no other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Committee and the Board have and exercise broad discretion to select director candidates who will best serve the Board, PS Business Parks and its shareholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate

Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board of Directors

The company provides a process by which shareholders and interested parties may communicate with the Board of Directors. Any shareholder communication to the Board should be addressed to: Board of Directors, c/o Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Director

Upon the recommendation of our Nominating/Corporate Governance Committee, our Board has nominated the eight persons listed below to serve as directors for a one-year term beginning with the 2013 Annual Meeting, or until their successors, if any, are elected or appointed. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below is biographical information for each of the director nominees.

Ronald L. Havner, Jr., age 55, is Chairman of the Board, President, and Chief Executive Officer and a member of the board of Public Storage, an affiliate of PS Business Parks, since November 2002. He has been Chairman of PS Business Parks since March 1998 and was Chief Executive Officer of PS Business Parks from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT), serving as Vice Chair. He is also a member of NYU REIT Center Board of Advisors and a director of Business Machine Security, Inc. During the last five years, Mr. Havner also served on the boards of Union BanCal Corporation and its subsidiary, Union Bank of California, and General Finance Corporation.

Mr. Havner has been the Chairman of the PS Business Parks Board since 1998 and was Chief Executive Officer of PS Business Parks from 1998 until August 2003. His qualifications for election to the PS Business Parks Board include his extensive leadership experience and company and industry knowledge. He is also the Chairman of the Board and Chief Executive Officer of Public Storage, our largest shareholder.

Joseph D. Russell, Jr., age 53, has been Chief Executive Officer and a director of PS Business Parks since August 2003 and President of PS Business Parks since September 2002. Before joining PS Business Parks, Mr. Russell had been employed by Spieker Properties, an owner and operator of office and industrial properties in northern California, and its predecessor for more than ten years, becoming an officer of Spieker Properties when it became a publicly held REIT in 1993. When Spieker Properties merged with Equity Office Properties Trust in 2001, Mr. Russell was President of Spieker Properties’ Silicon Valley Region. He is a member of the Board of Governors of NAREIT.

Mr. Russell has been the Chief Executive Officer of PS Business Parks since 2003 and President beginning in 2002. His qualifications for election to the PS Business Parks Board include his leadership experience and company and industry knowledge, including his more than 20 years involvement with publicly held REITs and extensive experience with office and industrial real estate. As the only Board member who is also an active member of the PS Business Parks management team, Mr. Russell provides management’s perspective in Board discussions about the operations and strategic direction of the company.

Jennifer Holden Dunbar, age 50, is a member of the Audit and Compensation Committees, and became a director of PS Business Parks in February 2009. Since March 2005, Ms. Dunbar has served as Co-Founder and Managing Director of

Dunbar Partners, LLC, an investment and advisory services firm. From 1994 to 1998, Ms. Dunbar was a Partner with Leonard Green and Partners, L.P., a private equity firm which she joined in 1989. During 2007 and 2008, Ms. Dunbar was a member of the Board of Directors of 99 Cents Only Stores, where she served on the Audit and Nominating & Governance Committees and chaired the Compensation Committee. Since 2004, Ms. Dunbar has also been a member of the board of directors of Big 5 Sporting Goods Corporation, where she serves on the Audit and Compensation Committees and chairs the Nominating Committee.

Ms. Dunbar’s qualifications for election to the PS Business Parks Board include her financial expertise and her experience in private equity and experience with investments and mergers and acquisitions. She also has experience as a member of several public company boards.

James H. Kropp, age 64, is Chairman of the Compensation Committee and a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks in March 1998. Mr. Kropp has been the Chief Investment Officer at SLKW Investments LLC (successor to i3 Funds LLC) since 2009 and has been a director as well as Chairman of the Audit Committee of Corporate Capital Trust, Inc., a registered investment company, since February 2011. He has also been the Chief Financial Officer of Microproperties LLC, an owner and asset manager of net leased restaurant properties, since August 2012. In November 2012, Mr. Kropp joined the board and was appointed Chairman of the Audit Committee of American Homes 4 Rent LLC, a leader in the home rental market. He served as interim Chief Financial Officer of TaxEase LLC from 2009 to February 2013 and as a trustee as well as Chairman of the Audit Committee and a member of the Governance and Independent Trustee Committees of The CNL Funds, a registered investment company, from May 2007 until February 2010. He was Senior Vice President-Investments of Gazit Group USA, Inc., a real estate investor, from 2006 to 2008. He was also a director of Trustees Properties Inc. and its predecessor, US Restaurant Properties Inc., from 2002 through February 2007, and served as Chairman of its Audit Committee and Compensation Committee, and as a member of its Nominating and Corporate Governance Committee, during his tenure.

Mr. Kropp’s qualifications for election to the PS Business Parks Board include his knowledge of investment banking and capital markets, specializing in real estate securities, and his extensive experience with real estate businesses, including other REITs. He also has experience as a member of several public company boards.

Sara Grootwassink Lewis, age 45, is Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks in February 2010. She is currently Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets and board advisory firm. She served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust, which owns and operates a diversified group of properties in the Washington, D.C. area, from May 2002 through February 2009. She has been a member of the Board of Directors of CapitalSource Inc. since 2004 and is the Chair of its Audit Committee and its Nominating and Corporate Governance Committee, and a member of its Compensation Committee. Ms. Lewis is also a Chartered Financial Analyst and Certified Public Accountant, registered in the State of Illinois.

Ms. Lewis’ qualifications for election to the PS Business Parks Board include her previous executive and financial experience at another publicly traded REIT and her background as a Chartered Financial Analyst. She brings her extensive financial and real estate industry knowledge to the Board as well as her public company board experience as a member of the CapitalSource Inc. Board.

Michael V. McGee, age 57, is a member of the Audit Committee, the Compensation Committee and is Chairman of the Nominating/Corporate Governance Committee and became a director of PS Business Parks in August 2006. Mr. McGee has been President and Chief Executive Officer of Pardee Homes since 2000. Pardee Homes is the largest wholly-owned subsidiary of Weyerhaeuser Real Estate Company, one of the 20 largest homebuilders in the U.S. and a subsidiary of Weyerhaeuser Company. Mr. McGee is also a member of the Board of Directors of HomeAid America. Mr. McGee has a J.D. degree from Southwestern University.

Mr. McGee’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as President and Chief Executive Officer of Pardee Homes for the last 12 years. He also brings his extensive knowledge of the real estate industry and markets and legal training to the Board.

Gary E. Pruitt, age 63, is a member of the Compensation Committee and became a director of PS Business Parks in February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar N.V. is a chemical distribution company based in Bellevue,

Washington, with distribution centers in the United States, Canada and Europe. Mr. Pruitt is also a trustee of Public Storage and a director of Itron, Inc. and Esterline Technologies Corp.

Mr. Pruitt’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as chairman and chief executive officer at Univar and his membership on the Board of Trustees of Public Storage.

Peter Schultz, age 65, is a member of the Audit Committee and became a director of PS Business Parks in February 2012. He served as President, Chief Executive Officer and a director of The Beacon Group, Inc. and its affiliates for more than 25 years until his retirement in 2010. Under his leadership, The Beacon Group, Inc., based in Southern California, and its affiliates, engaged in the development and management of more than three million square feet of retail, industrial, hospitality and residential projects.

Mr. Schultz’s qualifications for election to the PS Business Parks Board include his leadership and extensive real estate experience as President, Chief Executive Officer and director of The Beacon Group, Inc. and its affiliates.

Vote Required

The eight candidates who receive the most votes cast at the meeting will be elected. Shares of common stock not voted (whether by abstention or otherwise) will not affect the vote. As discussed above, the Company has adopted a policy whereby directors that do not receive a majority of the votes cast for his or her election must submit their resignation to be considered by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the eight nominees for director for a one-year term.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board recommends that shareholders ratify the Audit Committee’s selection of Ernst & Young LLP as the company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2013. Ernst & Young has acted as the company’s Independent Accountants since the company’s organization in 1990.

Ratification is not required by the company’s bylaws, but the Board believes that shareholder ratification of the appointment is good corporate governance. If shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection, but may nevertheless determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders.

Representatives from Ernst & Young LLP will be in attendance at the 2013 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees billed or expected to be billed to the company by Ernst & Young LLP for audit and other services provided for fiscal 2012 and 2011:

	2012	2011
Audit fees (1)	$470,000	$541,000
Audit-related fees (2)	$17,000	17,000
Tax fees (3)	$50,000	50,000
All other fees	—	—

Total	$537,000	$608,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of the company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)	Audit-related fees represent professional fees provided in connection with the audit of the company’s 401(k)/Profit Sharing Plan and property acquisition audits.

(3)	During 2012 and 2011, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence. The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy to Approve Ernst & Young LLP Services. The Audit Committee has adopted a pre-approval policy relating to services performed by the company’s independent registered public accounting firm. Under this policy, the Audit Committee of the company pre-approved all services performed by Ernst & Young LLP during 2012, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares represented at the meeting and entitle to vote is necessary to ratify the selection of Ernst & Young LLP as the company’s Independent Accountants for 2013. Abstentions will have the effect of a vote against this proposal.

Board Recommendation:

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as the company’s Independent Accountants for 2013.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In fulfilling its responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditor and management to review accounting auditing internal controls and financial reporting matters. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

In connection with its oversight responsibilities related to the company’s financial statements included in the company’s Annual Report on Form 10-K, the Audit Committee met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The Audit Committee’s also discussed with the Independent Accountants the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit

Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

During 2012, management documented, tested and evaluated the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on the company’s internal control over financial reporting. These assessments and reports are as of December 31, 2012. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young LLP’s attestation.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2013 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2013 Annual Meeting.

THE AUDIT COMMITTEE

Sara Grootwassink Lewis, Chair

Jennifer Holden Dunbar

Peter Schultz

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock:

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class (1)
Public Storage 701 Western Avenue Glendale, California 91201-2349 (2)	5,801,606	23.98%

The Vanguard Group, Inc. PO Box 2600 Valley Forge, PA 19482-2600 (3)	2,457,488	10.15%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (4)	1,780,175	7.35%

Vanguard Specialized Funds 100 Vanguard Blvd Malvern, PA 19355 (5)	1,284,176	5.30%

(1)	The percent of class is calculated using the common stock ownership numbers as of the dates indicated below divided by shares outstanding on March 1, 2013 of 24,193,184 common shares.

(2)

Holdings reported are as of March 1, 2013. The reporting persons listed above have filed a joint Schedule 13D, amended as of August 28, 2009. Public Storage has sole voting and dispositive power with respect to all such shares. The 5,801,606 shares of common stock in the above table do not include 7,305,355 units of limited partnership interest in PS Business Parks, L.P. (“Units”) held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) are redeemable by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. Upon conversion of the Units to common stock, Public Storage and its affiliated partnerships would own approximately 41.5% of the common stock (based upon the common stock outstanding at March 1, 2013 and assuming such conversion).

(3)	Holdings reported as of December 31, 2012 as set forth in Schedule 13G filed on February 7, 2013 by The Vanguard Group, Inc., as investment adviser of its clients to report sole dispositive power with respect to 2,413,825 shares, sole voting power with respect to 54,503 shares, shared voting power with respect to 13,950 shares and shared dispositive power with respect to 43,663 shares.

(4)	Holdings reported as of December 31, 2012 as set forth in Schedule 13G filed on February 4, 2013 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole voting and dispositive power with respect to 1,780,175 shares.

(5)	Holdings reported as of December 31, 2012 as set forth on a Schedule 13G filed on January 25, 2013 by Vanguard Specialized Funds to report sole voting power with respect to 1,284,176 shares. We understand these shares are also included in the number of shares beneficially owned by the Vanguard Group, which files as an investment advisor.

Security Beneficial Ownership of Directors and Management

The following table sets forth information as of March 1, 2013 concerning the beneficial ownership of common stock of each director of the company, the company’s Chief Executive Officer, the Chief Financial Officer and the other two most highly compensated persons who were executive officers of the company on December 31, 2012 and all directors and executive officers as a group:

	Shares of Common Stock: Beneficially Owned (excluding options) (1) Shares Subject to Options (2)
Name	Number of Shares		Percent of Class
Ronald L. Havner, Jr.	198,584	(1)(3)	.8%
	14,400	(2)	* %

	212,984		.8%

Joseph D. Russell, Jr.	29,850	(1)	.1%
	79,073	(2)	.3%

	108,923		.5%

Jennifer Holden Dunbar	2,925	(1)(4)	*
	7,300	(2)	*

	10,225		*

Sara Grootwassink Lewis	3,000		*
	5,600	(2)	*

	8,600		*

James H. Kropp	10,425	(5)	*
	12,400	(2)	*

	22,825		*

Michael V. McGee	2,500	(6)	*
	16,400	(2)	*

	18,900		*

Gary E. Pruitt	2,400	(2)	*

Peter Schultz	2,400	(2)	*

John W. Petersen	9,218	(1)	*
	52,000	(2)	.2%

	61,218		.3%

Edward A. Stokx	6,264	(1)	*
	21,000	(2)	*

	27,264		.1%

	Shares of Common Stock: Beneficially Owned (excluding options)(1) Shares Subject to Options (2)
Name	Number of Shares		Percent of Class
Maria R. Hawthorne	11,005	(1)	*
	8,000	(2)	*

	19,005	*
All Directors and Executive Officers as a Group (11 persons)	273,771	(1)(3)(4)(5)(6)	1.1%
	220,973	(2)	.9%

	494,744		2.0%

*	Less than 0.1%

(1)	Represents shares of common stock beneficially owned as of March 1, 2013. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the company that are held in the 401(k)/Profit Sharing Plan. Does not include restricted stock units described in the Grants of Plan-Based Awards table unless such units would vest and be issued within 60 days of the date of this table. The percentage held is calculated using the outstanding common shares on March 1, 2013 of 24,193,184 shares.

(2)	Represents options exercisable within 60 days of March 1, 2013 to purchase shares of common stock.

(3)	Includes 193,584 shares held by Mr. Havner and his spouse as trustees of the Havner Family Trust. Include 1,500 shares held by a custodian of an IRA for the benefit of Mr. Havner and 2,500 shares held by a custodian of an IRA for Mr. Havner’s spouse as to which she has investment power. Includes 4,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board, President and Chief Executive Officer of Public Storage. See “Security Ownership of Certain Beneficial Owners and Management” on page 14 for Public Storage ownership.

(4)	All the shares held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

(5)	Includes 4,491 shares held by custodian of an IRA for the benefit of Mr. Kropp.

(6)	All the shares held by a custodian of an IRA for the benefit of Mr. McGee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. At our 2012 Annual Meeting, more than 96% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders and that no specific changes to its executive compensation program were warranted.

2012 Executive Compensation Highlights

2012 Company Performance. Although 2012 continued to be a challenging year for commercial property owners, our management team focused on growing the company to take advantage of any turnaround in the economy and achieved solid financial results. For fiscal 2012, net operating income increased 17.7% over 2011 and the company reduced its average blended cost of preferred equity from 7.0% to 6.1% while maintaining a conservative financial profile. In addition, management improved occupancy on the 2010 and 2011 acquisitions from a weighted average occupancy of 80.1% at December 31, 2011 to 86.4% at December 31, 2012.

2012 Executive Compensation. In March 2012, the Compensation Committee met and considered the appropriate targets to incentivize senior management for 2012 performance in light of anticipated difficult market conditions and determined that payment of senior executive bonuses would be based primarily on the company’s achievement of targeted levels of funds available for distribution (“FAD”) adjusted for certain items, as described below. Based on the level of adjusted FAD achieved, potential bonus payments for 2012 performance could range from no less than 25% to 150% of the target level. To achieve a bonus pool for payment of bonuses at the 100% level, the Committee determined that adjusted 2012 FAD must exceed $105.5 million. Once an adjusted FAD target is achieved, the applicable bonus pool is determined and each of the named executive officers’ bonus is paid 70% based on achieving the adjusted FAD target and 30% based on achieving performance goals related to 2012 growth in same park net operating income (Same Park NOI), non-same park net operating income (Non-Same Park NOI) and leasing production (the “Additional Performance Criteria”).

Adjusted FAD for these purposes is calculated after FAD is computed. FAD is computed by adjusting consolidated FFO for recurring capital improvements, which the company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the impact of EITF Topic D-42. FFO is computed as net income, before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and nonrecurring items. For purposes of calculating the FAD bonus target amounts, 2012 FAD was also adjusted to neutralize the impact of maintenance and acquisition capital expenditures and by (1) reductions in preferred distributions due to the repurchase of preferred securities and (2) income, capital and expenses incurred in connection with asset acquisitions in 2012.

In March 2013, the Compensation Committee considered that adjusted 2012 FAD was $100.9 million, which qualified executive officers for bonuses at up to 60% of their targeted bonus level. The Committee further considered that management achieved 10% of a possible 30% in connection with the Additional Performance Criteria. This would have resulted in a bonus pursuant to the 2012 incentive bonus plan of 48% of the targeted bonus level. The Compensation Committee met with non-management members of the Board and considered that key financial metrics had increased substantially year-over-year, and that the company had further reduced its cost of capital. Following consideration of these and other factors, the Compensation Committee determined to exercise its discretion to award bonuses to executive officers at 75% of the targeted bonus level.

The Compensation Committee’s decisions with respect to 2012 compensation are discussed in detail below. To summarize the Committee’s decisions:

•	base salaries for the named executive officers were maintained at 2011 levels;

•

based on management’s achievement of 2012 adjusted FAD of $100.9 million, the Additional Performance Criteria and the decision of the Compensation Committee to increase the amounts payable, bonuses paid to the named executive officers for 2012 performance were at 75% of their total targeted opportunity and ranged from $185,625 to $350,625;

•

as the annual targeted total return was not achieved under the company’s 2012-2015 long term equity incentive program (the LTIEP), no restricted stock units (RSUs) under the LTEIP were awarded to the named executive officers for 2012 performance; and

•

no stock options were awarded to the named executive officers during 2012, and the Committee does not anticipate making any stock option grants to the executive officers during the remaining term of the LTEIP, which provides for awards of RSUs if targets are achieved.

2013 Compensation Outlook

Although the Committee believes the company is well positioned to meet the challenges, the operating environment for commercial real estate in 2013 continues to be challenging. Given these expectations, the Compensation Committee met in March 2013 and made the following decisions for 2013 executive officer compensation:

•	executive officer base salaries are to be maintained at 2011 levels, subject to a mid-2013 review;

•	2013 bonus target amounts are set at 100% of base salary if the 100% bonus target is achieved;

•	A threshold of a 25% bonus payment was set for 2013 with additional amounts payable based on the amount of FAD growth achieved over 2012 up to a maximum of 200% bonus payment of the target amount; and

•

the Compensation Committee also set goals for the payment of additional bonus amounts to Mr. Peterson and Ms. Hawthorne for the accomplishment of goals relating to increasing returns at recently acquired properties.

Additional details concerning Compensation Committee activities with respect to 2012 compensation and 2013 compensation targets, as well as information about our executive officer compensation policies and practices, are provided below.

PS Business Parks Executive Officer Stock Retention Requirement

Our executive officers are required to retain 20% of shares of our common stock previously acquired under the Senior Executives Long-Term Incentive Program for 2005-2008 for the duration of their employment by PS Business Parks. Similarly, executives are required to retain 20% of any shares of our common stock that may be awarded under the LTEIP described below for the duration of their employment with PS Business Parks.

Executive Compensation Philosophy and Objectives

Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our named executive officers a mix of cash and long-term equity compensation that we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities. In general, our compensation program for named executive officers consists of (1) payment of a base salary, (2) potentially, short-term incentives in the form of cash bonuses and (3) long-term incentives in the form of equity awards, which may be restricted stock units or stock options, which vest upon continued service or the achievement of defined performance goals. Annual and long-term incentive compensation for named executive officers is designed to reward achievement of company-wide performance goals by tying awards primarily to financial objectives such as FAD, growth in Net Asset Value (“NAV”), same store net operating income (“NOI”), the performance of acquired properties and the achievement of targeted levels of property-level returns after transactional capitalized expenditures, as well as other corporate objectives, as discussed in more detail below.

Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2012, the Compensation Committee determined the award of each component separately. Historically and in 2012, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers. The Compensation Committee reviews information concerning compensation of executive officers at the Compensation Survey Companies named on page 23. However, information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation Committee also considers corporate, business unit and individual performance generally, and, particularly with respect to Mr. Russell’s compensation, input from other Board members, including the Chairman of the Board. With respect to the compensation of the executive officers who report to Mr. Russell, the Compensation Committee also considers the recommendations of Mr. Russell.

The Compensation Committee made all final compensation decisions for named executive officers in 2012. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Compensation Committee” on page 6.

Elements of Compensation

Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries for named executive officers at a level so that a significant portion of the total cash compensation such executives can earn is performance-based through annual incentive compensation. As a result, base salaries may not be increased for several years.

Base salaries are set based on factors that include whether levels are competitive with the salaries for individuals with comparable experience and responsibilities at the Compensation Survey Companies, competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from other Board members, including the Chairman of the Board, particularly with respect to Mr. Russell’s salary, and the recommendations of Mr. Russell for the other named executive officers. In general, the Compensation Committee reviews base salaries every two years for the named executive officers.

Bonuses. Our annual incentive cash bonus program provides an opportunity to reward named executive officers for the company’s performance during the fiscal year, and is generally based on achievement of a threshold corporate performance goal for payment of any bonus and individually established targets that determine the bonus paid to each named executive officer. These objectives generally relate to financial factors, primarily FAD, growth in Same Park NOI and the maintenance of targeted levels of property-level returns after transactional capitalized expenditures, and achievement of other operational and financial goals.

Target annual incentive bonus amounts are set for each named executive officer and typically range up to 100% of base salary. The Compensation Committee has the discretion to increase or reduce the amount of any actual award based on those factors that the Compensation Committee considers appropriate. The Committee typically exercises this discretion to ensure that management makes decisions based on what is in the company’s best interest.

Equity-Based Compensation. Equity awards of RSUs or stock options are long-term incentives designed to reward long-term growth in the price of and, in the case of RSUs, dividends paid on our common stock. Both types of equity awards help retain executives because they achieve their maximum value only if the executive continues to be employed by us for a period of years and their value is enhanced if the price of our common stock increases over the common stock price on the date of grant.

The Compensation Committee has the discretion to award executive officers RSUs, stock options or a mix of both. The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. However, it may determine not to award stock options or RSUs during certain periods. For example, the Compensation Committee has focused equity compensation for the named executive officers on awards of RSUs for each year and the four-year period for 2012 through 2015 under the LTEIP. The LTEIP, described in more detail below, provides for awards of RSUs for the achievement of annual and a four-year average target for increases in total shareholder return. No grants of stock options were made to the named executive officers in 2012, and the Committee does not expect to award any stock options to the current executive officers during the remaining term of the LTEIP.

Performance-Based Restricted Stock Units and Restricted Stock

RSUs and restricted stock increase in value as the value of the company’s common stock and/or dividends increase and generally vest over time provided that the executive officer remains in the employ of the company. Accordingly, awards of RSUs or restricted stock serve the Committee’s objective of retaining company executive officers and other employees and motivating them to advance the long-term interests of the company and its shareholders. They may also offer value during difficult market conditions because they retain some value even in declining markets, which may enhance their retention value at a time when we may most need executive talent. As described in more detail below, the Committee established the LTEIP to provide for awards of RSUs based on achievement of targeted levels of increases in total shareholder return during 2012 to 2015. No grants of restricted stock or RSUs were made under the LTEIP to the named executive officers in 2012.

Stock Options

Stock options have value solely to the extent that the price of our common shares increases over the grant price during the term of the option. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common stock on the date of grant so that the executive officer may not profit from the option unless the stock price increases. No stock options were awarded to executive officers in 2012, and the Compensation Committee does not anticipate granting stock options to any current executive officer during the remaining term of the LTEIP.

Equity Grant Practices

Equity grants, including grants of restricted stock, RSUs or stock options, to all executive officers, including named executive officers, must be approved by the Compensation Committee. These grants occur only at meetings of the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting or a future date, if appropriate (such as in the case of a new hire). In general, the Compensation Committee evaluates equity awards for executive officers in February or March of each year and evaluates the awards in light of performance during the preceding year. Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common stock on the date of grant.

Equity awards, including grants of stock options, to employees who are not executive officers may also be made by the Equity Awards Committee of the Board, which consists of two directors appointed by the Board, currently and during

2012, Messrs. Havner and Russell. These grants are made pursuant to the terms of the 2003 Stock Option and Incentive Plan and the authorization of the Board. The Equity Awards Committee acts after consideration of management’s recommendations. Equity grants to non-executive officers may be made at various times during the year, but are not timed in coordination with the release of material non-public information. Awards to non-executive officers typically vest over a six- year period with vesting beginning one year following the date of grant and then in five equal annual installments.

2012 Base Salaries. The Compensation Committee typically reviews base salaries for increases every two years. In March 2011, the Compensation Committee approved a 10% increase in base salaries for the named executive officers for 2011. Accordingly, Mr. Russell’s base salary was set at $467,500, Mr. Petersen’s at $330,000, Mr. Stokx’s at $247,500 and Ms. Hawthorne’s at $247,500. No change in the base salaries for these executive officers was considered in 2012 consistent with the Compensation Committee’s practice to review base salaries every two years.

2013 Base Salaries. Base salaries for executive officers have been maintained for 2013 at 2011 levels, subject to a mid-year 2013 review. Salary increases for named executive officers may be recommended and approved at that time.

Annual Bonuses for 2012 Performance. In March 2012, the Compensation Committee established the 2012 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, including the Chairman of the Board, the Compensation Committee determined that a bonus pool for 2012 bonuses to be paid at the 100% level if the company’s 2012 FAD, as adjusted as described below, was at least $105.5 million. The Compensation Committee selected FAD as the key financial metric because of its importance to both the PS Business Parks senior executive team and to investors.

Under terms of the 2012 bonus plan, individual bonuses are paid 70% based on the adjusted FAD target achieved and 30% based on the Additional Performance Criteria. In March 2013, the Compensation Committee considered that adjusted 2012 FAD was $100.9 million, which qualified for a payout at 60% of the targeted adjusted FAD bonus level, and 10% of a possible 30% target was achieved with respect to the Additional Performance Criteria. This would have resulted in a bonus pursuant to the 2012 incentive bonus plan of 48% of targeted bonus level. The Compensation Committee met with non-management members of the Board and considered that key financial metrics, including NOI and occupancy of recently acquired properties, had increased substantially year-over-year, and that the company had further reduced its cost of capital while maintaining a conservative financial profile. The Compensation Committee also considered the input of non-management members of the Board on the strength and effectiveness of the long-tenured management team. Following consideration of these and other factors, the Compensation Committee determined to exercise its discretion to award bonuses to executive officers at 75% of the targeted bonus level. Accordingly, the Compensation Committee awarded $350,625 to Mr. Russell, $247,775 to Mr. Petersen (which included $275 related to the sale of a property), $185,625 to Mr. Stokx and $185,625 to Ms. Hawthorne, which in each case represented 75% of their target bonus potential. The Chief Executive Officer did not participate in the deliberations of the Compensation Committee with respect to setting his bonus or the discretionary elements of the bonuses payable to the other named executive officers.

Deferred Acquisition and Disposition Bonus Program. The deferred acquisition and disposition bonus program provides for bonus payments based on the achievement of individual property-specific goals primarily designed to promote growth at a property following acquisition. If the Company acquires more than one property during the year, a separate set of goals is established for each property. The goals relate to an individual property and the circumstances of that property at the time of acquisition. The goals may vary from property to property and may relate to occupancy, rental rates or other property-specific objectives. The goals exclude the capitalized costs of the acquisition and are measured at the end of the property’s “stabilization” period when management has completed any necessary transition activities to assimilate the property into the company’s portfolio. The stabilization period is determined by a number of factors, including necessary repositioning and capital investment, and can range from several months to one, two or three years, typically. Occasionally, the program is used to incentivize certain executives in connection with property disposals.

The amount of the potential bonus pool paid is determined at the discretion of the Compensation Committee based on growth at each individual acquisition property that stabilizes during a given year and may be an amount up to five basis points (.05%) of the individual property’s acquisition price. If a pool is established for a newly stabilized property, the recipients and amounts paid are determined in the discretion of the chief executive officer. The chief executive officer and the chief financial officer are not eligible to participate. For 2011 and 2012, Mr. Petersen was the only executive officer to receive an award under the program in the amounts of $5,362 and $275, respectively, for the stabilization of one acquisition portfolio in 2011 and the sale of a property in 2012.

2013 Executive Officer Annual Cash Bonus Performance Targets. In March 2013, the Compensation Committee established the 2013 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, the Compensation Committee determined that 2013 bonus goals would be based on the amount of FAD growth achieved over 2012, adjusted to neutralize the impact of maintenance and acquisition capital expenditures and by (1) reductions in preferred distributions due to the repurchase of preferred securities and (2) income, capital and expenses incurred in connection with asset acquisitions in 2013. The Compensation Committee established a minimum bonus payment of 25% of base salary with the opportunity to earn increased bonus amounts up to 200% of base salary depending on the level of FAD growth achieved. The Compensation Committee selected FAD as the sole financial metric because of its importance to both the PS Business Parks senior executive team and to investors. The Compensation Committee considers achievement of the 2013 bonus targets to be challenging, but achievable.

The Committee also determined target bonus amounts for achievement of the FAD level required for payment of a 100% bonus for 2013 performance for Mr. Russell of $467,500, for Mr. Petersen of $330,000, for Mr. Stokx of $247,500 and for Ms. Hawthorne of $247,500. As noted previously, FAD levels for payment of 25% up to 200% of the bonus target amount were also established as part of the 2013 performance bonus program, which would adjust the target bonus amount paid by the percentage ranging between 25% and 200% based on the level that was achieved.

Senior Management Long-Term Equity Incentive Program for 2012 -2015. In December 2011, the Compensation Committee approved, and the Board ratified, the LTEIP. Under the LTEIP, named executive officers are eligible to receive two types of awards of restricted stock based on the achievement of targeted increases in total return (defined as growth in the company’s internally calculated net asset value (NAV) together with dividend yields). Growth in NAV is primarily driven by improved performance of the same-park assets as well as acquired assets once they have completed a period of stabilization.

The first type of award under the LTEIP is an annual award following the end of each of the four years in the program, with the award subject to and based on the achievement of growth in total returns during the previous year. The second type of award, designed to encourage a long-term focus on growth in total returns, is an award based on growth in total returns during the cumulative four-year period, 2012-2015. The Committee considers four to five year total return (dividends plus growth in NAV) a better performance metric than stock-price based total return, although the Committee believes both measures ought to be comparable over the long term.

All awards under the program consist of awards of RSUs, representing shares of common stock, which vest over three years beginning on the date of award and conditioned on continued employment. One-third of the total number of shares available for awards under the program is allocated to annual awards and two-thirds are allocated to the awards at the end of the four-year performance period. In the event the total annual return is not met for an annual award, the shares allocated for award for such year are added to the shares that may be received if the four-year target is met.

Annual Awards. As the annual targeted total return for 2012 was not met, no annual award under the LTEIP of RSUs to the named executive officers for 2012 has been made and 23,760 shares have been added to the four-year pool (described below). The following is a table showing the maximum number of RSUs to be awarded to the group of current named executive officers if the annual targeted total return under the LTEIP is achieved for each of years 2013, 2014 and 2015 and the potential RSUs to be awarded upon achievement of the targets:

2013-2015 Annual Target Total Returns
(Annual measurement date is from 1/1 to 12/31 of each year prior to the award)
Award Date:	Total Shares Allocated for Annual Awards to Current Named Executive Officers (represented by restricted stock units until vested)
March 2014	23,760
March 2015	23,760
March 2016	23,760

Subject to achieving the targeted annual total return and continued employment, each current executive officer will be awarded the following number of RSUs: Joseph D. Russell, Jr.: 10,065: John W. Petersen: 5,115; Edward A. Stokx: 4,290; and Maria R. Hawthorne: 4,290. The RSUs vest in three equal annual installments beginning one year from the date of award.

Awards for the Four-Year Period from 2012-2015. Total return for the four-year awards is measured for the four- year period January 1, 2012 to December 31, 2015 and divided by four to determine the average annual return over the measurement period. In the event the four-year total return target is achieved for the period January 1, 2012 to December 31,

2015, the maximum aggregate total number of RSUs available for awards to executive officers is 192,960, together with any shares added to the four-year pool because an annual target was not achieved. As described above, in the event the total return target is not met for an annual award during the program (as was the case in 2012), the shares allocated for such annual award are added to the shares available for awards if the four-year targeted average total return is achieved. Awards, if any, for the four-year awards will be made in March of 2016. The RSUs vest in three equal installments beginning one year from the date of award.

Subject to achieving the targeted four-year average total return and continued employment, each current named executive officer will be awarded the following number of RSUs: Joseph D. Russell, Jr.: 91,805; John W. Petersen: 46,655; Edward A. Stokx: 39,130; and Maria R. Hawthorne: 39,130. The amounts awarded would be adjusted upward for any shares allocated to annual awards (for 2013, 2014 and 2015) that were not achieved and re-allocated to awards under the four-year pool. The RSUs vest in three equal annual installments beginning one year from the date of award.

The RSUs available for award under the LTEIP are allocated among the chief executive officer and the other named executive officers in amounts ranging from 42% to 18% of the total allocation to executive officers. The percentage allocations are based on the Compensation Committee’s subjective assessment of each individual’s relative responsibilities and contributions to the company’s NAV growth. With respect to the allocations to the named executive officers other than Mr. Russell, the committee also considered the recommendations of the chief executive officer.

Given the challenge implicit in the target goal, in the event the four-year target is not achieved, the Compensation Committee has the discretion to extend the program for a fifth year. If the four-year target is achieved at the end of the fifth year, the RSUs awarded under the program will be reduced by 20%.

Role of Executive Officers. In general, Mr. Russell attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers or other employees is discussed and/or (2) company-wide compensation matters, such as the consideration of new equity plans, are discussed. Mr. Russell does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits Mr. Russell’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Russell with respect to appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation for Mr. Russell. The Compensation Committee met six times during 2012. Mr. Russell attended at least a portion of all of the meetings. Mr. Russell did not participate in the deliberations of the Compensation Committee with respect to setting his compensation.

Compensation Survey Companies. Each component of compensation for the named executive officers—salary, annual cash bonus and equity compensation—is based generally on the Compensation Committee’s (and Mr. Russell’s for each of the other named executive officers) subjective assessment of each individual’s role and responsibilities, corporate and individual achievements and consideration of market compensation rates. Market compensation rates are considered by the Compensation Committee in determining compensation levels. However, we do not “benchmark” or specifically target certain levels of compensation. For the named executive officers, the Compensation Committee primarily determines market compensation rates by reviewing public disclosures of compensation paid to senior executive officers at other office and industrial companies with a total market capitalization that the Compensation Committee deems comparable (the “Compensation Survey Companies”). In 2012, the Compensation Survey Companies were:

• Alexandria Real Estate Equities, Inc.	• First Industrial Realty Trust, Inc.
• BioMed Realty Trust • Boston Properties Inc.	• First Potomac Realty Trust • Franklin Street Properties Corp.
• Brandywine Realty Trust	• Highwoods Properties, Inc.
• Corporate Office Properties Trust	• Kilroy Realty Corporation
• DCT Industrial Trust Inc.	• Liberty Property Trust
• Douglas Emmett, Inc.	• Mack Cali Realty corp.
• Duke Realty Corp.	• ProLogis
• EastGroup Properties, Inc.	• SL Green Realty Corp.

As discussed above, the information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation Committee also considers corporate, business unit and individual performance and the views of other Board members, including the Chairman, as well as the recommendations of Mr. Russell with respect to compensation of the other named executive officers.

Tax and Accounting Considerations—Code Section 162(m). Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as PS Business Parks, L.P. (the “Operating Partnership”). Most of our employees and all of our named executive officers are employed by the Operating Partnership. As a result, we do not believe the provisions of Section 162(m) apply to compensation for our named executive officers, who are employees of the Operating Partnership. However, our 2012 Equity and Performance-Based Incentive Compensation Plan approved by shareholders at the 2012 Annual Meeting was designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m). The Compensation Committee generally considers the requirements of Section 162(m) when reviewing incentive compensation matters.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of PS Business Parks, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

James H. Kropp (Chairman)

Jennifer Holden Dunbar

Michael V. McGee

Gary E. Pruitt

Compensation of Executive Officers

The following table sets forth certain information concerning the compensation for 2012 paid to the company’s principal executive officer, principal financial officer and the two other most highly compensated persons who were executive officers of the company on December 31, 2012 (the “named executive officers”). These four officers constitute all the company’s executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus(2)		Stock Awards ($) (3)	Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation (5)		Total ($)
Joseph D. Russell, Jr., President and Chief Executive Officer	2012 2011 2010	$ $ $	468,290 457,665 425,790	$ $	126,225 116,875 —	$256,400 — —	$	— — 391,300	$ $	224,400 — 572,348	$ $ $	17,700 14,420 26,300	$ $ $	1,093,015 588,960 1,415,738
John W. Petersen, Executive Vice President and Chief Operating	2012 2011 2010	$ $ $	330,790 323,290 300,790	$ $	89,100 82,500 —	$192,300 — —	$	— — 270,900	$ $ $	158,675 5,362 433,575	$ $ $	15,610 12,110 17,786	$ $ $	786,475 423,262 1,023,051
Edward A. Stokx, Executive Vice President, Chief Financial Officer and Secretary	2012 2011 2010	$ $ $	248,290 242,665 225,790	$ $	66,825 61,875 —	$128,200 — —	$	— — 210,700	$ $	118,800 — 290,777	$ $ $	13,777 11,862 16,511	$ $ $	575,892 316,402 743,778
Maria R. Hawthorne, Executive Vice President, East Coast	2012 2011 2010	$ $ $	248,237 242,612 225,737	$ $	66,825 61,875 —	$128,200 — —	$	— — 240,800	$ $	118,800 — 265,500	$ $ $	13,740 11,578 15,872	$ $ $	575,802 316,065 747,909

(1)	Includes amounts of between $737 and $790 per annum in holiday emoluments paid to each named executive officer.

(2)	Includes (a) the portion of the 2012 cash bonus that was not based on the achievement of pre-established performance criteria – see “Compensation Discussion and Analysis – Annual Bonuses for 2012 Performance” on page 21 and (b) the cash portion paid for 2011 bonuses. The remainder of the 2011 bonus was paid in RSUs that vest in five equal installments two years from the date of grant. Because the RSU award was not based on achievement of pre-established performance criteria, SEC rules consider the award to be part of 2012 (not 2011) compensation and therefore require the value of the awards to be reported as a Stock Award for 2012 and in the Grant of Plan Based Awards as a grant on February 22, 2012, the date the Compensation Committee approved the award.

(3)	See note (2) above. The number of RSUs granted as part of the 2011 bonus was as follows: 4,000 to Mr. Russell, 3,000 to Mr. Petersen and 2,000 to each of Mr. Stokx and Ms. Hawthorne. The amounts for stock and option awards reflect the grant date fair value. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 11 to the company’s audited financial statements for the fiscal year ended December 31, 2012, included in the company’s Annual Report on Form 10-K filed with the SEC on February 22, 2013.

(4)	Includes amounts earned pursuant to the company’s annual incentive award program. For Mr. Petersen, also includes $275 and $5,362 awarded under the deferred acquisition/disposition bonus plan for 2012 and 2011, respectively.

(5)	All Other Compensation for 2012 consists of (1) company contributions to the 401(k)/Profit Sharing Plan (4% of the annual cash compensation up to a maximum of $10,000 in 2012) and (2) dividend equivalent payments on unvested RSUs:

Name	Company Contributions To 401(k)/Profit Sharing Plan	Dividends Paid On Stock Awards	Total
Joseph D. Russell, Jr.	$10,000	$7,700	$17,700
John W. Petersen	$10,000	$5,610	$15,610
Edward A. Stokx	$10,000	$3,777	$13,777
Maria R. Hawthorne	$10,000	$3,740	$13,740

The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during 2012.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)
Joseph R. Russell, Jr. — Stock Award (2)	2-22-12	—	—	—	4,000	$256,400
Annual Incentive (1)	3-15-12	$117,500	$467,500	$701,250	—	—

John W. Petersen — Stock Award (2)	2-22-12	—	—	—	3,000	$192,300
Annual Incentive (1)	3-15-12	$82,980	$330,300	$495,000	—	—

Edward A. Stokx — Stock Award (2)	2-22-12	—	—	—	2,000	$128,200
Annual Incentive (1)	3-15-12	$62,980	$247,500	$371,250	—	—

Maria R. Hawthorne — Stock Award (2)	2-22-12	—	—	—	2,000	$128,200
Annual Incentive (1)	3-15-12	$62,335	$247,500	$371,250	—	—

(1)	These amounts relate to possible payouts under the annual bonus plan pursuant to performance criteria set by the Compensation Committee on March 15, 2012. Actual payouts are shown in the Summary Compensation Table.

(2)	These amounts relate to RSUs granted as part of the 2011 bonus plan that were not based on achievement of pre-established performance criteria and therefore are required to be reported as a grant on February 22, 2012, the date the Compensation Committee approved the award.

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Joseph D. Russell, Jr.	40,073	0		$43.75	8-5-2015	4,000	$259,920
	26,000	39,000		$52.35	3-15-2020

John W. Petersen	25,000 18,000	0 27,000	$ $	45.51 52.35	12-1-2014 3-15-2020	3,000	$194,940

Edward A. Stokx	14,000	21,000		$52.35	3-15-2020	2,000	$129,960

Maria R. Hawthorne	0	24,000		$52.35	3-15-2020	2,000	$129,960

(1)	All unvested stock options granted vest at a rate of 20% per year on each grant anniversary date beginning one year from March 15, 2010, the date of grant.

(2)	All unvested RSUs were granted on February 22, 2012 and vest on February 22, 2014, 2015, 2016, 2017 and 2018.

(3)	Assumes a price of $64.98 per share, the closing price for common stock on the NYSE on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by and RSU awards vested for the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph D. Russell, Jr.	69,143 shares	$1,899,354	1,500 shares	$96,465
John W. Petersen	11,000 shares	$255,870	750 shares	$48,233
Edward A. Stokx	—	—	584 shares	$37,557
Maria R. Hawthorne	16,000 shares	$264,887	500 shares	$32,155

(1)	Value realized represents the difference between the market price of the company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized calculated based on the number of shares vesting multiplied by the closing market price of our common stock on the NYSE on the vesting date.

PENSION/NON-QUALIFIED DEFERRED COMPENSATION PLANS

We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Upon Termination

We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company’s Performance-Based Compensation Plan, 2003 Plan, 401(k)/Profit Sharing Plan or as required by law. These include:

•	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	amounts contributed under our 401(k)/Profit Sharing Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer while employed by the company, the executive officer will receive 401(k)/Profit Sharing Plan contributions noted above and accrued unused vacation pay, in addition to the following:

•

All unvested outstanding stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;

•

All outstanding unvested stock options and restricted stock units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

•	The officer will receive payments under the company’s life insurance program or disability plan, as applicable, similar to all other employees of the company.

Payments Upon a Change of Control

The company’s 2003 Plan provides that upon the occurrence of a “change of control” of the company:

•	all outstanding unvested restricted stock units and restricted stock grants will vest immediately; and

•

all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the 2003 Plan to include:

•	the dissolution or liquidation of the company or a merger in which the company does not survive,

•	the sale of substantially all the company’s assets, or

•

any transaction which results in any person or entity, other than B. Wayne Hughes and members of his family and their affiliates, owning 50% or more of the combined voting power of all classes of our stock.

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or substitution of new options, restricted stock and restricted stock units or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2012 and assuming a closing market price of our common stock on such date of $64.98.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted stock units (2)
Joseph D. Russell, Jr.	$492,570	$259,920
John W. Petersen	$341,010	$194,940
Edward A. Stokx	$265,230	$129,960
Maria R. Hawthorne	$303,120	$129,960

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the PS Business Parks common stock on the NYSE on December 31, 2012 of $64.98.

(2)	Represents the number of restricted stock units multiplied by the closing price of the company’s common stock on the NYSE on December 31, 2012.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are again providing shareholders an advisory vote to approve the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure.

At our 2012 Annual Meeting, more than 96% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and did not make any changes to our executive compensation practices as a result of the shareholder vote.

As discussed in more detail below, in 2012 we achieved solid financial results in the face of a continued challenging environment for commercial real estate. Although our senior management demonstrated their leadership during 2012, we believe our 2012 compensation for our executive officers continued to be conservative relative to our peers. Based on the management’s 2012 achievements and our conservative compensation practices, your Board recommends that you again vote to approve our compensation program for executive officers.

The Compensation Committee’s goal for our executive compensation program is to hire, retain and motivate our senior management to achieve solid financial results and create long-term shareholder value. We believe that our compensation programs have been effective in helping the company move towards its financial and operational goals during a difficult economic period. For fiscal 2012, net operating income increased 17.7% over 2012 and the company reduced its average blended cost of preferred equity from 7.0% to 6.1% while maintaining a conservative financial profile. In addition, management improved occupancy on the 2010 and 2011 acquisitions from a weighted average occupancy of 80.1% at December 31, 2011 to 86.4% at December 31, 2012. Even with solid 2012 results, we believe our compensation practices have been conservative relative to our peers.

In summary, compensation actions in 2012 for the named executive officers included:

•	base salaries for the named executive officers were maintained at 2011 levels;

•

based on management’s achievement of 2012 adjusted FAD of $100.9 million, the Additional Performance Criteria and the decision of the Compensation Committee to increase the amounts payable, bonuses paid to the named executive officers for 2012 performance were at 75% of their total targeted opportunity and ranged from $185,625 to $350,626;

•	as the annual targeted total return for 2012 was not achieved under the company’s LTIEP, no RSUs under the LTEIP were awarded to the named executive officers for 2012 performance;

•

no stock options were awarded to the named executive officers during 2012, and the Committee does not anticipate making any stock option grants to the named executive officers during the remaining term of the LTEIP, which provides for awards of RSUs if targets are achieved; and

•	the company did not generally provide any perquisites, tax reimbursements or change-in-control benefits to named executive officers that are not available to other employees.

We believe our compensation program for executive officers will help to continue to drive improved company performance even if economic conditions remain challenging. We also believe these programs helped drive 2012 performance. Accordingly, the Board recommends that shareholders approve the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

Vote Required

Advisory approval of this proposal requires the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

The vote on our executive compensation programs is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by the company’s shareholders and will consider the outcome of the vote when making future compensation decisions.

Your Board of Directors unanimously recommends that you vote “FOR” approval of the company’s executive compensation of our named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policies and Procedures. With respect to transactions involving our directors, our Director Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Directors’ Code of Ethics. Directors are requested to submit information in advance to the Nominating/Corporate Governance Committee. The Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers are subject to our company-wide Business Conduct Standards (“BCS”). Under the BCS, executive officers are required to discuss and seek pre-approval of the Chief Executive Officer of any potential conflicts of interest. In addition, the Audit Committee reviews, on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationship with Public Storage. The properties in which the company has an equity interest are generally owned by the Operating Partnership. As of March 1, 2013, the company owned approximately 76.9% of the Operating Partnership’s common partnership units. The remaining common partnership units were owned by Public Storage. The 7,305,355 units of limited partnership interest in the Operating Partnership held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. Upon conversion of the units to common stock of the company, Public Storage and its affiliated partnerships would own 41.5% of the common stock (based upon the common stock outstanding at March 1, 2013 and assuming such conversion).

Management Agreement with Affiliates. The Operating Partnership operates industrial, retail and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (“Affiliated Entities”) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the Operating Partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2012, Public Storage and the Affiliated Entities paid fees of $649,000 to the Operating Partnership pursuant to that management agreement. As to facilities directly owned by Public Storage, the management agreement has a seven-year term with the term being automatically extended for one year on each anniversary date (thereby maintaining a seven-year term) unless either party (Public Storage or the Operating Partnership) notifies the other that the management agreement is not being extended, in which case it expires, as to such facilities, on the first anniversary of its then scheduled expiration date. As to facilities owned by the Affiliated Entities, the management agreement may be terminated as to such facilities upon 60 days’ notice by Public Storage (on behalf of the Affiliated Entity) and upon seven years’ notice by the Operating Partnership.

Public Storage also provides property management services for the self-storage component of two assets owned by the company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities and the selection and engagement of vendors, suppliers and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including on-site managers, assistant managers and associate managers. Both the company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fee expenses under the contract were approximately $55,000 for the year ended December 31, 2012.

We had amounts due from Public Storage of $243,000 at December 31, 2012 for these contracts, as well as for certain operating expenses paid by the company on behalf of Public Storage.

Public Storage also owns and licenses the PS Business Parks name and logo to the company under a royalty-free license that may be terminated upon six-month’s notice to the company.

Cost Sharing Arrangements with Affiliates. Under a cost sharing and administration services agreement, PS Business Parks shares the cost of certain administrative services with Public Storage and its affiliates. During 2012, we paid costs totaling $441,000.

Board Members. Ronald L. Havner, Jr., Chairman of the Board, is also Chairman of the Board, Chief Executive Officer and President of Public Storage. Gary E. Pruitt, a director, is also a member of the Public Storage Board of Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers and persons who own more than 10% of any registered class of the company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to provide the company with a copy of all Section 10(a) forms that they file. Based on a review of the reports submitted to the company and of filings on the SEC’s EDGAR website and of written representations from executive officers and directors, the company believes that all directors and officers filed timely reports.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT THE 2014 ANNUAL MEETING

Under SEC rules, any shareholder proposal intended to be presented at the 2014 Annual Meeting and included in the company’s 2014 proxy statement must be received by us at our executive offices no later than December 6, 2013. Any such proposal should be sent to the attention of our Secretary and must meet the requirements of the SEC rules and our bylaws.

In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2014 Annual Meeting of Shareholders (including nominations for director), but does not seek to include in the company’s 2014 Proxy Statement, must be delivered to the company no later than February 19, 2014 if the shareholder wishes for the company to describe the nature of the proposal in its 2014 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company in connection with the 2014 Annual Meeting of Shareholders should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

ANNUAL REPORT ON FORM 10-K

A copy of our 2012 Annual Report and our 2012 Annual Report on Form 10-K accompanies this proxy statement. Additional copies are available at: www.psbusinessparks.com/2013proxy.html. The company will furnish without charge upon written request of any shareholder a paper copy of the 2012 Form 10-K, excluding exhibits, without charge, upon a written request to Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By	Order of the Board of Directors

Edward A. Stokx, Secretary

Glendale, California

April 5, 2013

DIRECTIONS TO THE PS BUSINESS PARKS 2013 ANNUAL MEETING

The PS Business Parks 2013 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:

From points north and south via Interstate 5 (I-5):

From the I-5 freeway, exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.

From Los Angeles International Airport (LAX):

From LAX, take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.

Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD

PS BUSINESS PARKS, INC.

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and proxy card are available at

www.psbusinessparks.com/2013proxy.html.

This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Joseph D. Russell, Jr., or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 11, 2013, at the Annual Meeting of Shareholders to be held on May 6, 2013, (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 11, 2013, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants—The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 11, 2013. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 9:00 a.m., Central Time, on May 2, 2013. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

(continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒ The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1.    Election of Directors

	FOR ALL		WITHHELD AUTHORITY FOR	NOMINEES:
				¡	Ronald L. Havner, Jr.
☐	NOMINEES	☐	ALL NOMINEES	¡	Joseph D. Russell, Jr.
☐	FOR ALL EXCEPT (see instructions below)			¡	Jennifer Holden Dunbar
				¡	James H. Kropp
				¡	Sara Grootwassink Lewis
				¡	Michael V. McGee
				¡	Gary E. Pruitt
				¡	Peter Schultz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.    Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.    Advisory vote to approve executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.    Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 2013.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15th AVENUE, BROOKLYN, NEW YORK 11219.

Signature of Shareholder	Date

Signature of Shareholder	Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.